Exhibit 99.1

Spirit AeroSystems, Inc. completes refinancing of its senior secured credit facilities

WICHITA, Kan., Apr 18, 2012 (Canada NewsWire via COMTEX) —Spirit AeroSystems, Inc. (“Spirit” or “the Company”), a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. (NYSE:SPR), announced today that it closed a refinancing of its senior secured credit facilities. The new facilities include a $650 million revolving credit facility maturing in 2017, extended from 2014 under the prior facility, and a $550 million term loan B maturing in 2019, which replaced the prior term loan that was scheduled to mature in two tranches in 2013 and 2016. The revolving loan, which was undrawn at closing, was priced at LIBOR plus 2.25%, subject to adjustment to between LIBOR plus 1.75% and LIBOR plus 2.50% based on changes in the Company’s debt-to-EBITDA ratio. The term loan B was priced at LIBOR plus 3.00%, subject to a stepdown to LIBOR plus 2.75% in the event the Company’s secured debt-to-EBITDA ratio is below 1:1 at any time following the Company’s fourth fiscal quarter of 2012.

This press release contains forward-looking statements. These statements are subject to the general inherent risks in Spirit’s business and in the credit markets and reflect the Company’s current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Spirit’s business and operations involve numerous risks and uncertainties, many of which are beyond its control, which could result in Spirit’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit’s business in general, please refer to Spirit AeroSystems Holdings, Inc.’s filings with the Securities and Exchange Commission.

On the web: www.spiritaero.com

About Spirit AeroSystems, Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.

SOURCE Spirit AeroSystems, Inc.

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SOURCE: Spirit AeroSystems, Inc.

Coleen Tabor, Investor Relations, +1-316-519-2003, or Ken Evans, Corporate Communications, +1-316-613-9901, both of Spirit AeroSystems, Inc. http://www.spiritaero.com